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                                                                    Exhibit 99.1

                        J P Morgan High Yield Conference

                         Remarks for investor conference
                                January 30, 2002

                     See forward-looking disclaimer at end.

Brad Jacobs:

         Good morning, everybody. Thank you for attending our presentation. We appreciate your interest in our company.

         I would like to start with highlights that we'll develop in further detail later in the presentation:

         United Rentals is the largest equipment rental company in North America, or for that matter the world, and there are very substantial advantages to size in this industry. We're about twice as large as our nearest competitor.

         Our industry is growing rapidly because of a fundamental shift in customer behavior from buying equipment to renting it.

         We operate using a very adaptable business model that allows us to generate high revenue and EPS growth in a robust economy, and to produce substantial free cash flow during an economic slowdown like the one we had last year.

         About 75% of our rental costs are fixed or semi-variable. This creates very significant operating leverage, and should expand our margins as revenues increase in a reviving economy. We are well positioned to resume rapid earnings growth as the economy recovers.

         The adverse business conditions in 2001 gave us a chance to really prove our mettle, with the following positive results:

         1. Despite a war and a recession, we added 300,000 new customers to United Rentals, bringing our total customer base to 1.4 million.

         2. Our same-store rental revenue grew 5.6% in 2001 - at a time when equipment manufacturers were seeing negative comparisons of up to 30%.

         3. Our company generated about $340 million of free cash flow from operations last year and paid down almost $250 million in debt and synthetic lease obligations, far more than expected. I would add that this free cash flow and these repayments were after about $500 million of investment in capex. So we had an extremely healthy year with respect to cash flow generation and improving the balance sheet from internally generated funds.

         4. We are comfortable with analysts' estimates that net income will be about $147 million for 2001, down from about $176 million in 2000. I would like to note, however, that we deliberately scaled back used equipment sales last year by about $200 million, which deprived us of about $40 million of net income. Without this scale-back, our 2001 net income would actually have been up year-over-year by about $10 million
         - and this in a recession.



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         5. We improved our operations by closing or consolidating 31 under-performing branches, ending the year with a strong network of 741 locations in 47 states, 7 Canadian provinces and Mexico.

         6. We continued to capitalize on our equipment-sharing capabilities, generating more than $200 million of incremental rental revenue from sharing equipment among our branches.

         7. We recorded $372 million in National Account revenues in 2001, which is up more than 50% on a year-over-year basis.

         8. Our company continued to invest in our 15,000 employees, and we developed further cutting-edge training programs. We also continued to invest in our industry-leading information technology. We now measure and benchmark 81 key performance indicators that are disseminated throughout our organization.

         I mentioned at the outset that United Rentals is the largest equipment rental company in the world, and that there are very substantial advantages to size in this business. We have a better cost structure, which is particularly evident in our purchasing power. We estimate that over the past two years we've saved close to $200 million by buying equipment at lower prices because of the volume of our purchases. Our size also allows us to manage our fleet more effectively -- we're able to share equipment among our stores, which are grouped in clusters around the country and are all linked through a common IT system. Finally, our size allows us to serve customer needs for aerial, traffic control and trench shoring equipment.

         I would now like to shift to a brief discussion of the equipment rental industry as a whole. Very few industries can match our industry's 14.5% compounded annual growth rate since 1990. Obviously, the industry is benefiting from a powerful underlying trend in customer behavior. Customers are choosing to rent more and more of their equipment, rather than shelling out cash to purchase it.

         What's driving this trend? Simple economics - always a powerful influence on consumer behavior. As a rule of thumb, unless you use a piece of equipment at least nine months out of the year, it just doesn't make economic sense to buy it. Equipment that's needed only for a few days, or a few weeks, or a few months annually should not be owned - it should be rented. Renting avoids not only the capital outlay, but also all the costs of maintaining, storing and eventually selling the equipment. The rental customer also gets exactly the right piece of equipment for the specific task at hand, thereby enhancing productivity.

         Although our industry has been growing at a very fast pace, we are still at the early stage of market penetration. Consider the opportunity we have even in our most penetrated customer segment -- commercial contractors. Analysts estimate that only about 20% of the commercial contractor fleet in North America is presently rented. Compare this with the 50% to 85% penetration rates in some European and Asian rental markets.

         An even greater opportunity exists in the industrial arena which has a fleet substantially larger than the commercial contractor fleet. Less than 2% of the industrial fleet is presently rented and a significant portion is not used at least nine months out of the year. There is an enormous long-term growth opportunity for rental in the industrial sector.

         Now I'd like to introduce Wayland Hicks, our chief operating officer, who is going to speak more specifically about company operations.

Wayland Hicks:

         Thanks, Brad.



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         I'm going to drill down on our operations. To begin with, United
Rentals has more than 500,000 rental units with an original equipment cost of $3.6 billion. We offer more than 600 types of equipment. As Brad mentioned, we serve 1.4 million customers in 47 states and 7 Canadian provinces. We also have a toehold in Mexico.

         We cluster most of our branches in and around metropolitan areas, which allows us to share equipment among branches. Last year more than 10% of our rental revenue was generated by sharing equipment. Our broad footprint is also very appealing to National Account customers. With 741 branches, we almost always have branches near our customers' jobsites.

         Our customer base is highly diversified - no single customer generates more than 0.5% of our revenue. Our revenue mix is also diversified, with 27% of our revenue coming from industrial customers, 15% from infrastructure customers, 48% from commercial contractors, and 10% from homeowners. By line of business, 77% of our revenue last year came from rentals, new equipment sales generated 8%, used equipment sales generated 5%, service revenue was 4%, and 6% came from merchandise sales.

         Our National Account customers represent a rapidly growing and very profitable part of our customer base. We have 38 full-time professionals dedicated to serving these customers, which are typically Fortune 1000 and ENR 400/600 companies. Our National Account customer base at year-end 2001 was 1,696, up from 1,247 in the preceding year. In 2001 revenue from these customers grew to $372 million from $245 million in 2000 - an increase of more than 50%. Alabama Power Company, Burlington Northern Santa Fe, Carolina Power & Light, GE Power Systems, Sunoco, SYSCO and Turner Construction are some familiar names that recently joined our National Account program.

         With 60,000 units of aerial equipment, we have the largest rental fleet of this kind in North America. This revenue stream is benefiting from a shift from traditional ladders and scaffolding to safer and more productive aerial lifts. We have an unparalleled ability to quickly supply a large number of aerial machines. We're currently renting aerial equipment to 33 large, multi-year projects - what we internally refer to as "Big Gun" projects - that require anywhere from 200 to 500 aerial lifts at any given point in time.

         I recently had a chance to visit one of these work sites at a 2-million-square-foot GM truck plant under construction in Shreveport, Louisiana. During peak construction periods, we will have about 500 machines on that site. Very few companies can marshal the kind of resources that we have when it comes to equipping a site of this magnitude.

         Now, let's turn to traffic control. You would recognize our specialty traffic control services by the equipment we offer - barricades, cones, warning lights and message boards. These services are three times larger than those of our next closest traffic competitor. Highway capacity has not kept pace with automobile growth. Since 1970 licensed vehicles have grown by 87% while highway capacity has increased only by 6%. The combination of our crowded roads, plus the fact that a lot of our roads need repair, should fuel strong growth to support this revenue stream for many years to come.

         Let me take a moment or two to tell you about our growing merchandise business, in which we sell a variety of items such as boots, hard hats and gloves that customers typically use on the job. Our branches now generate about $175 million of annual revenue selling merchandise, with good gross margins. We believe that we can double the size of this business over the next two or three years at our existing branch network with little additional cost.

         In closing, I'd like to note that over the past year we took advantage of the less favorable economic environment to strengthen our company. We increased our market share, we reduced our costs by $35 million, and we identified an additional $15 million to $20 million


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of costs to take out of the business this year. We generated significant cash flow in 2001 and paid down $247 million in debt and synthetic lease obligations. Finally, we have significant operating leverage - about 75% of our costs are either fixed or semi-variable. As the economy revives, we should be able to increase the percentage of additional revenue that flows to our bottom line.

         Now I'd like to introduce Mike Nolan, our chief financial officer.

Michael Nolan:

         Thanks, Wayland, and good morning everyone.

         I'd like to start my part of the presentation by reviewing some financial highlights:

         Revenue for last year was about $2.9 billion, which reflects a deliberate $200 million reduction in used equipment sales. Our same-store rental revenue growth of 5.6% was very strong given the tough economic conditions. For 2002, we expect $2.9 billion in revenues. With the economic recovery that is anticipated for later this year, we would expect 2003 same-store rental revenue growth of 10% and total revenue of $3.34 billion. I might note that during strong economic times our company has achieved same-store rental growth in the mid-teens.

         EBITDA for 2001 was about $920 million. We expect to generate about $935 million of EBITDA this year. Next year, with the anticipated economic recovery and the significant operating leverage that Brad and Wayland discussed, we think that EBITDA should increase by 20% and reach $1.13 billion.

         We expect earnings for 2001 of about $1.55 per share before charges that were previously reported for the second quarter -- still very strong considering economic conditions and the fact that our decision to lower used equipment sales reduced earnings by about 40 cents per share. We estimate that FAS 142 will increase our EPS from 2002 onwards by 40 to 45 cents per share. We think that EPS for 2002 should be about $1.95. With the anticipated economic recovery and our significant operating leverage, we would expect that 2003 EPS should increase 43%, to $2.80 per share.

         I want to emphasize the excellent returns we achieve on equipment that we purchase for our fleet. Assume that we purchase a piece of equipment for $100,000, a price that is already discounted because of our purchasing power. At utilization rates typical of a healthy economy, we would rent that item for about $62,700 a year for five years and then sell it through our retail sales network for about $67,000. When you assume fully loaded operating costs, including corporate overhead, the after tax, unlevered IRR is 16.4%. If you take the same piece of equipment and look at it as just one incremental piece on a yard, deducting only the variable costs at the branch level, the IRR increases to 35.1%.

         At December 31, 2001, our capitalization included $1.51 billion of senior debt, or about 1.7 times 2001 EBITDA. We had $952 million of subordinated debt outstanding, and total debt was $2.46 billion, or about 2.7 times EBITDA. Our EBITDA-to-interest coverage was approximately 3.8 times; we expect to have coverage of about 4.1 times this year. At year end, we had only $71 million drawn on our $750 million revolver and $202 million drawn on our $250 million accounts receivable securitization, giving us excellent liquidity.

         In summary, I'd like to highlight the following:

         o United Rentals is the clear leader in a rapidly growing industry, and we are capitalizing on the significant advantages of our larger size.

         o The equipment rental industry continues to demonstrate strong organic growth as more and more equipment users recognize the advantages of renting equipment.


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         o        We have strong operating management in place, and have
                  established a solid infrastructure that can easily handle our anticipated future growth.

         o Our company achieves excellent returns on fleet investment, with incremental returns as high as 35%.

         o The company is very well positioned to resume rapid revenue growth as the economy recovers, and even greater earnings growth because of our strong operating leverage.

Thank you, and we appreciate your time and interest.

                           Forward-Looking Disclaimer

         Certain statements set forth above are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.


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